GOODWIN, PROCTER & HOAR LLP
                         Counsellors at Law
                           Exchange Place
                  Boston, Massachusetts 02109-2881

                                                   Telephone (617) 570-1000
                                                   Telecopier (617) 523-1231
                            May 21, 1997

Securities and Exchange commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

Re: Rule 24f-2 Notice for USAA State Tax Free Trust
    1933 Act File No. 33-65572

Gentlemen:

As counsel to USAA State Tax-Free Trust, a Delaware business trust (the "Registrant"), we have been requested to render this opinion in connection with the filing by the Registrant of a Rule 24f-2 Notice on Form 24f-2 with respect to its fiscal year ended March 31, 1997 (the "Notice").

Reference is made to Item 10 of the Notice wherein the Registrant reports the number of shares (the "Shares") of beneficial interest representing interests in the Florida Tax-Free Income Fund, Florida Tax-Free Money Market Fund, Texas Tax-Free Income Fund and Texas Tax-Free Money Market Fund series of the Registrant sold during the fiscal year ended March 31, 1997 in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

We have examined the Master Trust Agreement of the Registrant, as amended, the By-Laws of the Registrant, as amended, the Notice, certain resolutions adopted by the Trustees of the Registrant, and such other documents as we deemed necessary for purposes of this opinion.

Based upon the foregoing, and assuming that all of the shares were sold, issued and paid for in accordance with the terms of the applicable Prospectus and Statement of Additional Information contained in the Registrant's Registration Statement on Form N-1A in effect at the time of sale, in our opinion the Shares were legally issued and are fully paid and nonassessable.

Very truly yours,

GOODWIN, PROCTER & HOAR LLP